                                                                    EXHIBIT 4.1

                     PREFERRED STOCK PURCHASE AGREEMENT


     PURCHASE AGREEMENT entered into as of the 4th day of June, 1998 by and between Accent Software International, Ltd, an Israeli company with its registered offices at 28 Pierre Koenig Street, P.O. Box 53063 Jerusalem, 91530 Israel (the "Company") and Lernout & Hauspie Speech Products N.V., a Belgian corporation (the "Purchaser").


                             W I T N E S S E T H:

     WHEREAS, the Company is desirous of raising additional capital for the Company; and

     WHEREAS, Purchaser is interested in investing in the Company;

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:


DEFINITIONS

For purposes of this Agreement the following terms shall have the indicated respective meanings:

      "CLOSING" shall have the meaning provided in Section 1.4.

      "COMMON STOCK" means the Company's Ordinary Shares, nominal value NIS
0.01 per share.

     "SERIES C PREFERRED SHARES" means the shares of Preferred Stock of the Company being purchased pursuant to this Agreement.

     "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

ARTICLE 1. PURCHASE AND SALE OF SERIES C PREFERRED SHARES

1.1. AUTHORIZATION OF SERIES C PREFERRED SHARES. Within three (3) business days after the Closing, the Company shall file a Certificate of Designations, Preferences and Rights in substantially the form of Exhibit A hereto defining the rights and preferences of the Series C Preferred Shares as set forth therein. The Company has authorized, or prior to the Closing will authorize, the issuance of the Series C Preferred Shares for a total amount of $4,000,000 to the Purchaser.

1.2. PURCHASE AND SALE OF SECURITIES. Subject to the terms and conditions of this Agreement and in reliance upon the

                                      -1-
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representations and warranties of the Company contained herein, the Purchaser agrees to purchase from the Company, and the Company agrees to sell 4,000 Series C Preferred Shares with a face amount of $1,000 for each Series C Preferred Share, representing a total investment of $4,000,000 and 4,444,444 warrants at the terms and conditions described hereinafter:

a) SUBJECT OF THE WARRANTS

      Each warrant entitles Purchaser to subscribe to one share of Common Stock without designation of any class and having the same rights as the existing shares of Common Stock.

b) EXERCISE PRICE

      The exercise price of each warrant will be 0.55USD, provided however that in the event the Company is delisted within six months from the date of this Agreement and the stock price of the Common Stock of the Company is lower than 0.55USD, the exercise price shall be adjusted to the average closing price of the Company's common shares for the ten (10) trading days following to the day of delisting.

c) TERM OF THE WARRANTS

      Each warrant shall have a term of five (5) years from the date of issuance by the Company, which shall occur no later than three (3) months from the date of this Agreement.

d) COSTS

      All costs with respect to the issuance and the conversion of the warrants will be borne by the Company.

e) SECURITY

      The warrants shall be registered and will be inscribed in the register of warrantholders that is held by the Company at its registered office.

f) PROCEDURE FOR THE EXERCISE OF THE WARRANTS

      The request for exercise of the warrants must be notified through registered letter addressed at the Company's registered office. A warrant holder who is registered in the register of warrant holders at the date of exercise of the warrants will automatically be deemed to be the holder of the Shares that are issued pursuant to the exercise of the warrants. New shares must be fully paid up.

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g) MERGER OF THE COMPANY

      In the event of a merger of the Company with another company through absorption of the Company by an existing or newly incorporated company, the subscription rights attached to the warrants that are still outstanding at the date of the decision of merger as well as the exercise price of the warrants will be modified in accordance with the exchange ratio applied in the merger for the shares of the Company.

h) RIGHTS TO DIVIDENDS OF NEW SHARES

      With respect to the financial year of exercise of the warrants, the new shares will benefit from a proportional dividend right as from the date of exercise of the warrants.

i) NOTIFICATION

Each notification to the warrant holder should be addressed to the address mentioned in the register of warrant holders. Each notification to the Company should be addressed to the Company's registered seat. Changes of address should be notified in accordance with this section.

1.3. PAYMENT OF THE PURCHASE PRICE. The Company acknowledges that the amount of $250K paid by Purchaser to the Company under the Loan Agreement of May 29, 1998 shall constitute partly payment of the purchase price. The balance of $3,750,000 shall be paid upon the filing of S-3 registration statement under the Securities Act covering the registration of the shares of Common Stock to be allocated to Purchaser upon conversion of the Preferred A Shares.

1.4. CLOSING. The Closing of the purchase and sale of the Preferred C Shares contemplated by this Agreement (herein the "Closing") shall take place via the exchange of executed documents by facsimile transmission on the day of the S-3 registration statement or at such other time, date and place as shall be mutually agreed by the Purchaser and the Company. At the Closing, the Company shall deliver to the Purchaser certificates for the number of Series C Preferred Shares.


ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser that:

2.1. ORGANIZATION AND QUALIFICATION. The Company is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all required corporate power and authority to own its property, to carry on its business as presently conducted and as it presently intends to conduct it and to carry out the transactions contemplated hereby. The copies of the Articles of Association of the Company, as amended to date, which have been furnished to counsel for the Purchaser

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by the Company are correct and complete. The Company is in good standing in each jurisdiction where such qualification is required.

2.2 CAPITALIZATION. As of the Closing, the authorized capital stock of the Company consists of 60,000,000 shares of Common Stock with a nominal value of
0.01 New Israeli Shekels each, of which 27,323,911 shares are validly issued and outstanding, fully paid and nonassessable and 9,993,750 shares of Preferred Stock, none of which is issued and outstanding. The Company has duly authorized and reserved 4,000 shares of Series C Preferred Shares and will have duly authorized and reserved for issuance upon conversion of the Series C Preferred Shares and the warrants a total of 13,333,332 shares of Common Stock, and the shares of Common Stock so reserved, upon conversion, will be validly issued and outstanding, fully paid and nonassessable. Except as set forth on schedule 2.2 hereto, there are no (i) outstanding warrants, options or other rights to purchase or acquire, or preemptive rights with respect to the issuance or sale of, the capital stock of the Company or any Subsidiary; (ii) other securities of the Company directly or indirectly convertible into or exchangeable for shares of capital stock of the Company; or (iii) restrictions on the transfer of the Company's capital stock.

2.3 AUTHORIZATION OF TRANSACTION; ISSUANCE OF SHARES. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement has been taken or will be taken prior to the Closing and this Agreement when executed and delivered by the Company shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms.

The issuance of the Series C Preferred Shares pursuant to the terms of this Agreement shall be, at the Closing, duly and validly authorized, and no further approval or authority of the stockholders or the directors of the Company will be required for the issuance and sale of the Shares as contemplated by this Agreement. When issued and sold to the Purchaser at the Closing, the Series C Preferred Shares will be validly issued, and upon the full payment of the purchase price of $4,000,000, such Series C Preferred Shares will be fully paid and non-assessable.

2.4 APPROVALS; COMPLIANCE WITH LAWS. The Company is not in violation of its Articles of Association as of the date hereof. The execution, delivery and performance of this Agreement and the transactions contemplated hereby
(i) do not require any approval or consent of, or filing with, any governmental agency or authority in the United States of America or Israel or otherwise which has not been obtained, or which will not have been obtained within ten (10) business days of the Closing, and which is not in full force and effect as of the date such approval or consent is obtained, (ii) will not conflict with or constitute a breach or

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violation of the Articles of Association of the Company, and (iii) will not result in a violation of any law or regulation to which it is subject.

2.5 SUBSIDIARIES. As of the date of this agreement the Company holds a participation of 84% in Agentsoft, which it intends to sell within nine months and a participation of 100% in Accent Worldwide and in Accent Software International (Europe) Ltd. (the last being an inactive shell United Kingdom corporation with no assets). As of the date of this Agreement, these companies are the only three subsidiaries of the Company. Notwithstanding the Company's intention to sell its interest in AgentSoft, there can be no assurance that such sale will occur or what the conditions of such sale will be.

2.6. FINANCIAL STATEMENTS. The Company has made available to the Purchaser its audited financial statements for the fiscal year ended December 31, 1997 ("Base Balance Sheet") and its unaudited financial statements as of March 31, 1998 (collectively "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated. The Financial Statements fairly represent the financial condition and operating results of the Company as of the dates and for the periods indicated herein, subject to normal yearend audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to March 31, 1998, and
(ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.7 TITLE TO PROPERTIES. The Company has good and marketable title to all of its real and tangible properties and assets as shown on the Base Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances except as disclosed in a schedule hereto. All machinery and equipment included in such properties which is necessary to the business of the Company is in good condition and repair, and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter of the lease. The Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, nor has it received any notice of violation with which it has not complied.

2.8 TAX RETURNS AND PAYMENTS The Company has filed all tax returns and reports required by law. These returns and reports are, to the best knowledge of the Company, true and correct in

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all material respects. The Company has paid all taxes and other assessments due.

2.9 ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any material accrued or contingent liability arising out of any transaction or state of facts existing prior to the date hereof other than (i) as reflected or reserved against in the Financial Statements, (ii) liabilities not in excess of $10,000 arising in the ordinary course of its business since the date of the Financial Statements, and (iii) material liabilities disclosed on a schedule hereto.

2.10 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Form 10-Q filed by the Company on May 14, 1998, its Definitive Proxy Statement on Form 14A filed by the Company on April 29, 1998, or on a schedule hereto, since the date of the Base Balance Sheet, there has not been any material:

      (a) change in the financial condition, properties, assets, liabilities, business or operations of the Company which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect with respect to the Company;

      (b) contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others;

      (c) mortgage, encumbrance or lien placed on any of the properties of the Company which remains in existence on the date hereof or at the time of Closing;

      (d) obligation or liability incurred by the Company other than obligations and liabilities not in excess of $50,000 and obligations and liabilities incurred in the ordinary course of business;

      (e) purchase or sale or other disposition, or agreement or other arrangement for such purchase, sale or other disposition, of any of the properties or assets of the Company other than in the ordinary course of business;

      (f) damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company;

      (g) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of the Company, or direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock;

      (h) labor dispute or claim of unfair labor practices involving the Company; any change in the compensation payable or

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to become payable by the Company to any of its officers, employees or agents, other than normal merit increases in accordance with its usual practices, or bonus payment or arrangement made to or with any of such officers, employees or agents;

      (i) change with respect to the management, supervisory or other key personnel of the Company;

      (j) payment or discharge of a material lien or liability of the Company which lien was not either shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter; or

      (k) obligation or liability incurred by the Company to any of its officers, directors or shareholders or loans or advances made by the Company to any of its officers, directors or shareholders except normal compensation and expense allowances payable to officers.

2.11  CONTRACTS AND COMMITMENTS.   Except as disclosed in the Company's
recent filings with the Securities and Exchange Commission or in a schedule hereto, the Company is not in default under any contract, obligation or
commitment.   The Company is not a party to any contract or arrangement which has had or will have a material adverse effect on its business or prospects.

2.12 INTELLECTUAL PROPERTY. Set forth on schedule 2.12 hereto is a true and complete list of all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, and copyrights and a general description of all trade secrets (all of the foregoing collectively referred to as "Intellectual Property") presently owned or held by the Company and any material license of or right to any Intellectual Property. The Company owns or possesses all of the Intellectual Property reasonably necessary to the conduct of the business of the Company as presently conducted or proposed to be conducted. The Company has adopted measures adequate to protect any Intellectual Property. Copies of all forms of non-disclosure or confidentiality agreements utilized by the Company to protect trade secrets have been provided to the Purchaser. To the best of its knowledge, the business as presently conducted or as proposed to be conducted does not and will not cause the Company to infringe or violate any Intellectual Property rights of any other person. The Company has the right to use, free and clear of claims or rights of others, all trade secrets, customer lists and manufacturing processes required for or incident to its products, and it is not using any confidential information or trade secrets of any former employer of any of its past or present employees.

2.13 COMPLIANCE WITH OTHER INSTRUMENTS. Except as disclosed in the Company's recent filings with the Securities and Exchange Commission or in Schedule 2.11, the Company is not in default in

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the performance of any material obligation, agreement or condition contained in any bond or debenture or any other evidence of indebtedness or any indenture or loan agreement of the Company which default affords to any person the unconditional right to accelerate any material indebtedness or terminate any material right or agreement of the Company. Neither the execution and delivery of this Agreement, nor the fulfillment of the terms herein set forth, nor the consummation of the transactions contemplated hereby, will (i) conflict with or constitute a breach of, default under or violation of any agreement, indenture, mortgage, deed of trust or other material instrument or undertaking by which the Company is bound or to which it or any of its properties are subject, or (ii) result in a violation of any court decree binding upon the Company, or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any property or assets of the Company.

2.14 LITIGATION. Except for matters described in schedule 2.14 hereto, (i) there is no litigation pending or, to the knowledge of the Company, threatened against the Company or any key employee, and (ii) there are no outstanding court orders, court decrees, or court stipulations to which the Company is a party which affect this Agreement or the transactions contemplated hereby, which will or could result in any materially adverse change in the business, properties, operations, prospects, assets or in the condition, financial or otherwise, of the Company. The Company has no reason to believe that any such action, suit, proceeding or investigation may be brought against the Company or that there is any basis for any such action, suit, proceeding or investigation.

2.15 PERMITS AND LICENSES; COMPLIANCE WITH LAW. The Company has all necessary franchises, permits, licenses and other rights and privileges necessary to permit it to own its properties and to conduct its business as presently conducted or as proposed to be conducted. The Company is not in violation of any law, regulation, authorization or order of any public authority relevant to the ownership of its properties or the carrying on of its business as presently conducted or as proposed to be conducted.

2.16 BROKERAGE. There are no valid claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company, except for an agreement with AxcessNet Ltd., a copy of which is annexed hereto as Schedule 2.16 and the Company will indemnify and hold Purchaser harmless against any liability or expense to them arising out of such a claim.

2.17 BUSINESS PLAN. The business plan dated May 22, 1998, prepared by the Company and furnished to Purchaser prior to the date hereof describes all material aspects of the business of the Company, contains no untrue or misleading statement of a material

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fact or any omission to state a fact material to the business of the Company or necessary to make the statements contained therein not misleading. The factual information contained therein is correct, the assumptions are reasonable, and the projections are, to the best knowledge of the Company reasonably attainable within the periods indicated.

2.18 DISCLOSURE. Neither this Agreement, nor any financial statement, certificate, list, exhibit, schedule, letter or other written statement pertaining to the Company, made or delivered to the Purchaser by the Company contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made.


ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to the Company with respect to his, her or itself that:

3.1 ACCREDITED INVESTOR; INVESTMENT PURPOSE; LEGENDS. Purchaser is an "ACCREDITED INVESTOR" as that term is defined in Rule 501(a) of Regulation D and is purchasing the Series C Preferred Shares Purchaser's own account for investment only and not with a present view towards the public sale or distribution thereof or of the Common Stock issuable upon conversion thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act. Purchaser understands that the Company intends to register such Securities as set forth in this Agreement. Purchaser understands that neither the Series C Preferred Shares nor the underlying Common Stock may be transferred except pursuant to a valid registration under the Securities Act or any state securities laws, or to any affiliate of the Purchaser, or in accordance with Rule 144 promulgated under the Securities Act. Purchaser further understands in the absence of a valid registration under the Securities Act or any state securities laws, or a valid Rule 144 exception, the certificates for such securities may bear a restrictive legend in substantially the following form:

      The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended or the securities laws of any state of the United States. The securities represented hereby may not be offered or sold, in the absence of an effective registration statement for the securities under applicable securities laws or unless offered, sold or transferred pursuant to an available exemption from the registration requirements of those laws.

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Such legend shall be removed by the Company upon registration of such securities or upon qualification of such securities for transfer or sale pursuant to Rule 144.

3.2 RELIANCE ON EXEMPTIONS. Purchaser understands that the Series C Preferred Shares are being offered and sold to Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Purchaser's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Series C Preferred Shares.

3.3 INFORMATION. Purchaser and its counsel have had the opportunity to review the Company's recent Securities and Exchange Commission filings, including, but not limited to, its Form 10-K filed on March 31, 1998, and Form 10-Q filed on May 14, 1998. Purchaser and its counsel have been afforded the opportunity to ask questions of the Company and have received what Purchaser believes to be satisfactory answers to any such inquiries.

3.4 GOVERNMENTAL REVIEW. Purchaser understands that no United States federal or state or Israeli agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Series C Preferred Shares or the underlying Common Stock.

3.5 AUTHORIZATION. Purchaser has the power and authority to enter into this Agreement and to perform all of its, his or her obligations hereunder.

3.6 BROKERAGE. There are no valid claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of the Purchaser and the Purchaser agrees to indemnify and hold harmless the Company against any liability or expense to it arising out of such a claim to the extent that such claim arises out of actions or alleged actions of Purchaser.

3.7 RESTRICTIONS ON TRADING. As a result of the receipt of the information being required in sections 5.4 and 5.5, Purchaser acknowledges and agrees that it shall be subject to the applicable rules and regulations of the United States Securities and Exchange Commission, and any and all other rules and regulations of any other authority governing the permissible trading in securities while in possession of material, non-public information.

ARTICLE 4. CONDITIONS OF PURCHASER'S OBLIGATIONS

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The obligation of Purchaser to purchase and pay for the Shares of the Company subscribed for by Purchaser at the Closing shall be subject to the satisfaction of each of the following conditions:

4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained herein or in the exhibits annexed hereto or otherwise made in writing by or on behalf of the Company in connection with the transactions contemplated hereby shall be true and correct as of the Closing with the same effect as though made on and as of that date.

4.2 PERFORMANCE; NO BREACH. The Company shall have performed and complied with all of the agreements and conditions contained herein and required to be performed or complied with by the Company at or prior to the Closing and shall not be in breach of any provision of this Agreement.

4.3 CONSENTS AND WAIVERS. All necessary consents, waivers, approvals, amendments and other action on the part of any person necessary to have been obtained or effected in order to carry out the transactions contemplated by this Agreement shall have been duly obtained or effected and shall be in full force and effect and adequate within ten (10) business days of the Closing.

4.4 CORPORATE PROCEEDINGS. All corporate and other proceedings to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to Purchaser and its counsel, and Purchaser and its counsel shall have received all certified or other copies of documents which they may have reasonably requested.

4.5   LEGAL ACTION.

      (a) There shall not have been instituted or threatened any material legal proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement, or to obtain damages from any Purchaser with respect thereto.

      (b) None of the parties hereto shall be prohibited by any order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

4.6 COMPLIANCE CERTIFICATE. Purchaser shall have received at the Closing a certificate signed by the President and Treasurer of the Company certifying that the conditions specified in Sections 4.1 through 4.5 have been fulfilled.

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ARTICLE 5. AFFIRMATIVE COVENANTS OF THE COMPANY

The Company hereby covenants with Purchaser that:

5.1 CORPORATE EXISTENCE. The Company will maintain its corporate existence and comply with all applicable laws and regulations of Israel, any political subdivision thereof and of any governmental authority.

5.2 AMENDMENT OF ARTICLES OF ASSOCIATION. Subsequent to the Purchaser's representative taking a seat on the Company's Board of Directors pursuant to the terms of this Agreement, the Company will propose an amendment to its Articles of Association at its next duly convened shareholders meeting subsequent to the Annual General and Extraordinary Shareholders Meeting to be held on May 28, 1988, in order to reflect the right of Purchaser to nominate a list of candidates for one director's seat as long as Purchaser holds all or part of the Series C Preferred Shares or at least 25% of the shares of Common Stock resulting from the conversion of the Series C Preferred Shares.

5.3   BOOKS OF ACCOUNT AND RESERVES.  The Company will:

      (a) maintain a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper reserves as shall be required by generally accepted accounting principles consistently applied;

      (b) employ certified public accountants reasonably acceptable to Purchaser who are "independent" within the meaning of the accounting regulations of the Securities and Exchange Commission; and

      (c) have annual audits and tax returns prepared by such independent public accountants in the course of which such accountants shall make such examinations, in accordance with generally accepted auditing standards, as will enable them to give reports and opinions with respect to the financial statements of the Company.

5.4 FURNISHING OF FINANCIAL STATEMENTS AND INFORMATION. The Company will deliver to Purchaser:

      (a) within five days of their availability, but in any event within [30] days after the close of each month, balance sheets of the Company as of the end of each such month, together with the related statement of operations, retained earnings and changes in financial position for such month, setting forth the budgeted figures for such month prepared and submitted in connection with the Company's annual plan as required under
Section 5.4 hereof and in comparative form figures for the corresponding month of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of the Company, subject to year-end adjustments;

      (b) within five days of their availability, but in any event within 90 days after the end of each fiscal year, a consolidated balance sheet of the Company and its subsidiaries, as of the end of such fiscal year, together with the related statements of consolidated operations, retained earnings and changes in financial position for such fiscal year, setting forth in comparative form figures for the previous fiscal year, all in reasonable detail and duly certified by independent public accountants acceptable to Purchaser, which accountants shall have given the Company an opinion, unqualified as to the scope of the audit due to any restrictions placed upon the auditors by the Company, regarding such statements; and

      (c) with reasonable promptness, such other financial data related to the business, affairs and financial condition of the Company and any Subsidiaries as is available to the Company and as from time to time Purchaser may reasonably request.

5.5 PREPARATION AND APPROVAL OF BUDGETS. At least one month prior to the beginning of each fiscal year of the Company, the Company shall prepare and submit to its Board of Directors for discussion purposes a first draft of an annual plan for such year (which shall include monthly capital and operating expense budgets, cash flow statements and profit and loss projections itemized in such detail as Purchaser may reasonably request). The final draft of such annual plan shall be presented to the Board of Directors for approval no later than one month after the beginning of each fiscal year of the Company. Each annual plan shall be modified as often as is necessary to reflect changes required as a result of operating results and other events that occur, or may be reasonably expected to occur, during the year covered by the annual plan, and copies of each modification shall be submitted to the Board of Directors. Copies of each of the documents referred to in this Section shall be provided to Purchaser, or its representative, at the time of submission to the Board of Directors if Purchaser does not then have a designated representative on the Board of Directors.

5.6   PAYMENT OF TAXES AND MAINTENANCE OF PROPERTIES.  The Company will:

      (a) pay and discharge promptly, or cause to be paid and discharged promptly when due and payable, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its property, real, personal or mixed, or upon any part thereof, as well as all material claims of any kind (including claims for labor, material and supplies) which, if unpaid, might by law become a lien or charge upon its property; provided, however, that the Company shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company, as the case may be, shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) deemed adequate by it with respect thereto; and

      (b) maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition, and from time to time make, or cause to be made, all repairs and renewals and replacements which in the opinion of the Company are necessary and proper so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

5.7 INSURANCE. The Company will maintain workers' compensation insurance and insurance with respect to its business and properties, including without limitation insurance against loss, damage, fire, theft, public liability and other risks, of the kinds and in the amounts that are adequate based on the size of the Company and on the business in which the Company is engaged. All insurance shall be effected and maintained in force under policies issued by reputable insurers.

5.8 ADVERSE CHANGE; LITIGATION. The Company will promptly advise Purchaser of any event which represents a material adverse change in the condition or business, financial or otherwise, of the Company, and of each suit or proceeding commenced or threatened against the Company which, if adversely determined, would result in such a material adverse change. The Company will also promptly advise Purchaser of any facts which cast any doubt upon the accuracy or completeness of the representations and warranties contained herein.

5.9 RIGHTS AND FRANCHISES. The Company will keep in full force and effect all patents, copyrights, trademarks, service marks, tradenames and all franchises, rights and licenses, with respect to the foregoing or otherwise, now held by it or any of them and that are useful in or valuable to the business of Company.

5.10 PROPRIETARY INFORMATION AGREEMENTS. The Company will require all persons now or hereafter employed by the Company who will be in a position to create information or property rights which may be of value to the Company or who will have access to confidential or proprietary information to enter into agreements in form and substance satisfactory to Purchaser requiring the assignment by such employees to the Company of all inventions and discoveries, including but not limited to patents, service marks, trademarks, copyrights or trade names, and requiring that such employees maintain in confidence all proprietary information of the Company and return to the Company, upon termination of employment or engagement, all written proprietary information of the Company then in their possession or under their control.

5.11 USE OF PROCEEDS. The Company will apply the proceeds of the sale of the Series C Preferred Shares to pay back 50% of the outstanding loan or (exact amount) on the date of this Agreement to the bank Leumi Leyisrael or loan representative bank within thirty (30) days from the date of this Agreement. The balance of the purchase price will be entirely applied to increase its working capital. Furthermore the Company shall undertake to have the remaining 50% of the outstanding loan converted into equity within ninety
(90) days from the date of this Agreement.

ARTICLE 6. NEGATIVE COVENANTS OF THE COMPANY

For the purpose of this article 6, the Company shall mean Accent Software International, LTD with its three current subsidiaries as set forth in
Section 2.5.

The Company hereby covenants with Purchaser that without the consent of
Purchaser:

6.1 AMENDMENT OF ARTICLES OF ASSOCIATION. The Company will not make any amendment to its Articles of Association which shall adversely affect the rights of Purchaser.

6.2 LOANS AND INVESTMENTS. The Company will not purchase or otherwise acquire, or hold any stock or obligations of, or make or permit to exist any loans or advances to, or investments in, any person or organization, except that the Company may (a) invest in direct obligations of the United States of America, or in tax-exempt municipal bonds, (b) purchase commercial paper rated prime by any national rating organization, (c) extend normal credit in the ordinary course of business in connection with the sale of its products or services, (d) make loans or advances to its employees in amounts less than $15,000, and (e) make loans to any subsidiary in which it owns more than 80% of the equity or voting stock.

6.3 LIMITATIONS ON CONSOLIDATIONS, MERGERS AND SALE OF ASSETS. The Company will not consolidate with, or merge into or have merged into it, or acquire the stock, business or assets of, any other corporation or association, or sell, license, lease or otherwise dispose of any of its assets except (a) sales of assets or products for fair value in the ordinary course of business, (b) the sale of its ownership interest in AgentSoft as contemplated in section 2.5, above, or (c) the acquisition by the Company of substantially all of the assets or stock of another corporation or the merger of another corporation into the Company, provided that such acquisition or merger is approved by the Purchaser.

6.4 LIMITATION ON LIABILITY FOR OBLIGATIONS OF OTHERS. The Company will not assume, guarantee, endorse or otherwise become liable for the obligations of any person or organization, except (a) the endorsement of negotiable instruments for deposit or collection and similar transactions in the normal course of business and (b) obligations assumed by the Company in connection with an acquisition or merger permitted by Section 6.3, or (c) the assumption, guarantee or endorsement by the Company of obligations of any of its subsidiaries and the assumption, guarantee or endorsement by any Subsidiary of obligations of the Company or any other Subsidiary.

6.5 LIMITATION OF INDEBTEDNESS. The Company will not become indebted or create, incur, assume, or be liable in any manner in respect of, or suffer to exist, any indebtedness (whether for money borrowed or for the purchase price of any asset or otherwise) except:

      (a) Current liabilities and accounts payable (other than Indebtedness for Borrowed Money) incurred in the ordinary course of business;

      (b) Indebtedness secured by, or incurred in connection with, purchases or leases of equipment or other personal property acquired or leased in accordance with the limitations contained in Section 6.7;

      (c) Indebtedness of any Subsidiary to the Company or any other Subsidiary or Indebtedness of the Company to any Subsidiary;

6.6 LIMITATION ON LIENS. The Company will not create, incur, assume or suffer to be created, incurred or assumed, or to exist, any pledge, mortgage, lien, charge, security interest or encumbrance of any kind upon any of its properties or assets, or own or acquire or agree to acquire any property of any character subject to or upon any mortgage, conditional sale agreement or other title retention agreement, or sell, assign, pledge or otherwise dispose of any accounts or notes receivable or contract rights except (i) liens or security interests with respect to presently outstanding indebtedness for borrowed money shown in the Financial Statements excluding, however, any renewal or refunding of such indebtedness, where such exclusion shall not apply to a renewal of the indebtedness incurred as a result of the transfer of the Government-guaranteed loan from Bank Leumi Ltd. to another bank as part of the Company's plan to exchange such debt for the issuance and sale of its Common Stock, and (ii) liens for taxes, assessments, governmental charges, levies or claims suffered by the Company or any Subsidiary and described in Section 5.5 hereof to the extent that payment thereof is not required by such Section.

6.7   AUTHORITY FOR FUTURE ISSUANCE OF STOCK.

      (a) The Company shall not offer any class or classes or series of stock or any rights, options, warrants or convertible debt that provide any right to subscribe for purchase or otherwise acquire such stock ranking prior to, or on a parity with the Series C Preferred Shares, either as to dividends or upon liquidation without the prior written consent of Purchaser.

      (b) Except for the 1998 Non-Employee Share Option Plan, the Company shall not establish any stock option, stock bonus, stock purchase or other employee benefit plan contemplating the issuance of the Company's securities to employees, reserve securities for issuance to employees pursuant to any such plan or authorize the issuance of the Company's securities to employees without the Purchaser's approval. At such time as a plan is established and approved in accordance with the preceding sentence, the Company may issue securities to its employees in accordance with the terms of such plan without obtaining further approval.

ARTICLE 7 REGISTRATION

7.1 DEFINITIONS.

For purposes of this Section 7, the following terms shall have the following meanings :

      (a) The terms "register", "registered", and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the United States Securities Act of 1933, as amended ("Securities Act"), and the declaration or ordering of effectiveness of such registration statement by the SEC.

      (b) Registrable Securities. The term "Registrable Securities" means: (1) all Shares issued or issuable under this Agreement; and (2) all Shares issuable upon the conversion or exercise of any security which is issued as a dividend or other distribution with respect to, or in exchange for, in replacement of or in connection with a share split of, all such Shares described in clause (1) of this subsection (b), excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 7 are not assigned in accordance with this Agreement or sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.

      (c) Registrable Securities Then Outstanding. The number of shares of "Registrable Securities then Outstanding" shall mean the number of shares of Shares which are Registrable Securities and (1) are then issued and outstanding, or (2) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable convertible securities.

7.2 REGISTRATION.

The Company covenants that it shall file a registration statement under the Securities Act covering the registration of all Registrable Securities and effect as soon as practicable the registration under the Securities Act of all Registrable Securities.

7.3 PIGGYBACK REGISTRATIONS.

The Company shall notify the Purchaser in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statement relating to secondary offerings of securities of the Company, but excluding registration statement relating to any employee benefit plan or a corporate reorganization) and will afford the Purchaser an opportunity to include in such registration statement all or any part of the Registrable Securities then held by the Purchaser to the extent and in the same degree as other existing Shareholders are allowed to do so. If the Purchaser desires to include in any such registration statement all or any part of the Registrable Securities held by the Purchaser, the Purchaser shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the company in writing, and in such notice shall inform the Company of the number of Registrable Securities the Purchaser wishes to include in such registration statement. If the Purchaser decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, the Purchaser shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statement as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

7.4 UNDERWRITTEN OFFERINGS.

If a registration statement under which the Company gives notice under
Section 7.3 is for an underwritten offering, then the Company shall so notify the Purchaser. In such event, the right of any of the Purchaser's Registrable Securities to be included in a registration pursuant to this Section 6 shall be conditioned upon the Purchaser's participation in such underwriting and the inclusion of the Purchaser's Registrable Securities in the underwriting to the extent provided herein. If the Purchaser is entitled to distribute its Registrable Securities through such underwriting, the Purchaser shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, and second, to the Purchaser, and the other selling shareholders each in proportion to their number of Shares they respectively propose to include in the Offering, provide however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that the number of Registrable Securities included in any such registration is not reduced below twenty five (25%) of the Shares initially proposed to be included in the registration. If the Purchaser disapproves of the terms of any such underwriting, the Purchaser may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

ARTICLE 8      MISCELLANEOUS

8.1   TERMINATION.

      (a) This Agreement may be terminated (i) by mutual consent of the parties, (ii) by either side if there has been a material misrepresentation, breach of warranty or breach of covenant by the other side in its representations, warranties and covenants set forth herein, (ii) by Purchaser if the conditions stated in Article 4 have not been satisfied at or prior to payment of the second tranche of the purchase price.

      (b) If this Agreement shall be terminated in accordance with paragraph
(a), all obligations of the parties hereunder shall terminate without liability of any party to the others except as provided in Section 8.5. In the event that this Agreement is so terminated, each party will return all papers, documents, financial statements and other data furnished to it by or with respect to each other party to such other party.

8.2 SURVIVAL OF REPRESENTATIONS AND COVENANTS. All representations, warranties, covenants, agreements and obligations made herein or in any schedule, exhibit, notice, certificate or other document executed in connection herewith or delivered by any party to another party incident hereto shall be deemed to have been relied upon by the other party hereto and survive the execution and/or delivery thereof, and all statements contained in any such schedules, exhibit, notice, certificate or other document delivered by the Company hereunder or in connection herewith shall be deemed to constitute representations and warranties made by the Company herein as of the date of this Agreement.

8.3 BREACH; DEFAULT. In the event that there shall be a breach of any representation, warranty, covenant, agreement or obligation of the Company, the Subsidiaries after the Closing, which breach shall remain uncured for a period of 45 days after notice of such breach is given by Purchaser to the Company, Purchaser shall have the option to designate additional representatives to the Board of Directors and/or to require the resignation of non-Purchaser directors so that after such actions, Purchaser's representatives on the Board of Directors shall constitute a majority.

8.4 NOTICES. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a telegram) addressed as provided below and if either (a) actually delivered at said address, or (b) in the case of a letter, five business days shall have elapsed after the same shall have been deposited in the United States mails, postage prepaid and registered or certified, return receipt requested:


If to the Company, to:

          Todd A. Oseth
          President/Chief Executive Officer
          Accent Software International Ltd.
          2864 South Circle Drive, Suite 340
          Colorado Springs, CO 80906

     with a copy to:

          Robert Trachtenberg
          Senior Vice President, Administration & Legal Affairs
          Accent Software International Ltd.
          28 Pierre Koenig Street
          Jerusalem 91530 Israel

     If to Purchaser, to:

          Patrick De Schrijver
          Senior Vice President Legal
          Lernout & Hauspie Speech Products N.V.
          Sint- Krispijnstraat 7
          8900 Ieper Belgium


and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

8.5 COSTS AND EXPENSES. The Company agrees to pay the reasonable out-of-pocket costs and expenses of Purchaser in connection with the negotiation, execution, performance and enforcement of this Agreement and any amendments, waivers or consents with respect thereto, including without limitation the reasonable fees and out-of-pocket expenses of counsel for Purchaser, whether or not the Closing occurs. Purchaser represents that it expects any such costs and expenses to be minimal.

8.6 CONFIDENTIALITY. Purchaser agrees that it will keep confidential and not disclose or divulge any confidential, proprietary or secret information which it may obtain from the Company in connection with the transactions contemplated herein, or pursuant to inspection rights granted hereunder unless such information is or hereafter becomes public information.

8.7 ASSIGNMENT; RIGHTS OF SUCCESSORS AND ASSIGNS. This Agreement shall be assignable by Purchaser. All representations, warranties, covenants, agreements and obligations hereunder made by or on behalf of the parties hereto shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not. Each owner of any Shares, whether becoming such by transfer, assignment, operation of law or otherwise, shall have all of the rights of Purchaser hereunder, and shall be entitled to exercise such rights in full, without the consent of other owners, and no transfer shall divest any owners of any rights hereunder unless all such Purchaser's shares are transferred or assigned.

8.8 ENTIRE AGREEMENT. This Agreement (including all exhibits or schedules appended to this Agreement and all documents delivered pursuant to or referred to in this Agreement, all of which are hereby incorporated herein by reference) constitutes the entire agreement between the parties , and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto, have been expressed herein or in the documents incorporated herein by reference. This Agreement shall supersede any and all prior agreements, included the Loan Agreement dated May 29, 1998 between both parties, understandings, promises and representations made by one party to the other concerning the subject matter herein and the terms and conditions applicable thereto.

8.9 AMENDMENTS AND WAIVERS. This Agreement, or any term, covenant, agreement, condition or provision hereof, may be amended, terminated or waived (either generally or in a particular instance and either retroactively or prospectively), upon written consent of the Company and Purchaser; provided however, that no waiver or consent on any one instance shall be deemed to be or be construed as a further or continuing waiver of any such term or condition unless it expressly so provides.

8.10 GOVERNING LAW; SEVERABILITY. This Agreement shall be deemed a contract made under the laws of Israel and, together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of Israel. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

8.11 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed in original but all of which together shall constitute one and the same instrument, subject to the provisions of Section
8.8 hereof.

8.12 EFFECT OF HEADINGS. Any heading herein contained is for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.

      IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the parties hereto or their duly authorized representatives, effective as of the date first above written.

COMPANY

Accent Software International LTD


By:
    ------------------------------
Name:
    ------------------------------
Title:
    ------------------------------


PURCHASER

Lernout & Hauspie Speech Products N.V.


By:
    ------------------------------
Name:
    ------------------------------
Title:
    ------------------------------

                                  EXHIBIT A

             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                      OF

                          SERIES C PREFERRED SHARES

The Series C Preferred Shares of the Company shall have the preferences, voting rights, qualifications, and special or relative rights or privileges as set forth in this Certificate.

SECTION 1.  DEFINITIONS.

For the purposes of this Certificate, the following definitions shall apply:

      "Additional Shares of Common Stock" means all shares of Common Stock issued by the Company after the Original Issue Date, other than shares of Common Stock issued or issuable:

           (A) upon conversion of Series C Preferred Shares;

           (B) as a dividend or distribution on Series C Preferred Shares;

           (C) by way of a dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B) or this clause (C); or

           (D) pursuant to an employee stock option plan;

      "Board of Directors" shall mean the Board of Directors of this Company.

      "Common Stock" shall mean the Company's Ordinary Shares, nominal value New Israel Shekel 0.01 per share.

      "Company" shall mean Accent Software International Ltd., an Israeli company.

      "Conversion Price" means the amount set forth in Section 4(a).

      "Convertible Securities" means any evidences of indebtedness, shares (other than Common Stock or the Series C Preferred Shares) or other securities convertible into or exchangeable for Common Stock.

      "Junior Shares" means all shares of Common Stock of the Company or any other stock ranking junior to the Series C Preferred Shares in dividends or liquidation rights.

      "L&H" means Lernout & Hauspie Speech Products N.V., a Belgian Company

      "Options" means rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

      "Original Issue Date" means the date on which a share of Series C Preferred Shares was first issued.

      "Subsidiary" means any Company at least 50% of whose outstanding voting shares shall at the time be owned directly or indirectly by the Company or by one or more subsidiaries, or by the Company and one or more subsidiaries.


SECTION 2.  DIVIDEND RIGHTS.


The holders of the Series C Preferred Shares shall be entitled to receive dividends, when as and if declared by the Board of Directors out of any funds legally available therefor, equal in amount per share to the dividends paid on the Common Stock. Unless dividends have been paid on the Series C Preferred Shares, dividends may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other stock.

Dividends on the Series C Preferred Shares shall be cumulative; i.e., such dividends shall be deemed to accrue from day to day whether or not earned or declared.

SECTION 3.  LIQUIDATION PREFERENCE.

EXISTING PLEDGE. The Company's assets are currently pledged in favor of the Israeli government in return for a bank loan guaranteed by the Israeli government (hereafter the Government Loan). The Company represents that it entered into the final stages of negotiations with the government and a bank to convert the Government Loan into Common Stock, whereby all preferences granted to the Israeli government would be cancelled upon the sale of the Common Stock so issued and the application of the proceeds to the redemption of the Government Loan. Following the completion of such transaction, the Series C Preferred Shares shall rank prior to all other shares of the Company.

The Company will not create, incur, assume or suffer to be created, incurred or assumed, or to exist, any pledge, mortgage, lien, charge, security interest or encumbrance of any kind upon any of its properties or assets or own or acquire or agree to acquire any property of any character subject to or upon any mortgage, conditional sale agreement or other retention agreement, ranking equal or prior to the preference rights set forth hereunder without the prior approval of L&H.

PREFERENCE. Subject to and to the extent that the Government Loan has not been redeemed and the relevant lien removed from the Company's assets, in the event of any liquidation, dissolution or winding up of the affairs of the Company, voluntarily or involuntarily, the holders of each share of Series C Preferred Shares, prior to any distribution to the holders of Common Shares, shall be entitled to receive a preferential amount equal to the face value per share at the moment of subscription, adjusted to reflect any stock split, stock dividend, combination, recapitalization or reorganization (the "Series C Preferred Shares Liquidation Preference"), plus an amount equal to all dividends declared and unpaid on the Preferred Shares to the date of final distribution. After payment or setting apart for payment of the Series C Preferred Shares Liquidation Preference, the remaining assets of the Company, if any, shall be distributed among the holders of the Common Shares. If upon such liquidation, dissolution or winding up, the assets of the Company are insufficient to provide for the payment of the Series C
Preferred Shares Liquidation Preference for each share of Series C Preferred Shares outstanding, such assets as are available shall be paid out pro rata among the shares of Series C Preferred Shares.

MERGER OR ACQUISITION. A merger or consolidation of the Company with or into another corporation or entity (whether or not the Company is the surviving entity if, after the merger or consolidation, more than 50% of the voting stock of the surviving corporation is owned by persons who were not holders of voting stock of the Company prior to the merger or consolidation), or the sale of all or substantially all the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up the Company for purposes of this Section 3 if the holders of at least 75% of the then outstanding shares of Series C Preferred Shares, so elect by giving written notice thereof to the Company at least three days before the effective date of such event. If no such notice is given, the provisions of section 4(b) shall apply. The amount deemed distributed to the holders of Series C Preferred Shares upon any such merger or consolidation shall be the cash or the value of the property, rights or other securities received in the merger or consolidation which shall be determined in good faith by the Board of Directors of the Company.

SECTION 4.  CONVERSION OF SERIES C PREFERRED SHARES.

      The holders of the Series C Preferred Shares shall have conversion rights in accordance with the following provisions:

      (a) RIGHT TO CONVERT AND CONVERSION PRICE. Each share of Series C Preferred Shares shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for the Series C Preferred Shares. The number of shares of Common Stock to be issued upon conversion of one Series C Preferred Share shall be obtained by dividing the principal amount ($1,000) of any such Preferred Share by the average closing price of the Company's Common Stock on the Nasdaq Small Cap Market for the ten (10) trading days prior to the closing, increased with a premium of ten percent (10%) or 0.45USD.

      (b) EFFECT OF ACQUISITION ON SERIES C PREFERRED SHARES. In the event of a merger or consolidation of the Company with or into another Company or entity or a sale by the Company of all or substantially all of its assets, and in the case of successive such mergers, consolidations or sales, subject to the provisions of section 4, the shares of Series C Preferred Shares then outstanding shall be convertible into the number and kind of securities of the acquiring or surviving corporation (or such other entity whose securities are delivered in exchange for the Common Stock of the Company) to which the holders of the Series C Preferred Shares would have been entitled if such holders had converted their Series C Preferred Shares into Common Stock or the common stock of any successor to the Company upon the consummation of such sale, merger or consolidation; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interest thereafter of the holders of the Series C Preferred Shares, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Preferred Shares.

      (c) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Shares. In lieu of any fractional share to which a holder of Series C Preferred Shares would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Series C Preferred Shares shall be entitled to convert the same into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed for transfer, at the office of the Company or of any transfer agent for the Series C Preferred Shares, and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Shares a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable in order to avoid a conversion into fractional shares of Common Stock. Except as provided in paragraph (b), such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Shares to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

      (d) NO IMPAIRMENT. The Company will not, by amendment of its Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Shares against impairment.

      (f) NOTICES OF RECORD DATE, ETC. In the event that the Company shall propose at any time:

           (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

           (ii) to offer for subscription pro rata to the holders of any class of its stock any additional shares of stock of any class;

           (iii)  to subdivide or combine its outstanding Common Stock;

           (iv) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

           (v) to merge or consolidate with or into any other Company, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall send to the holders of the Series C Preferred Shares:

                    (1) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution, subscription rights, subdivision or combination (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for

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

                    determining rights to vote in respect of the matters referred to in clauses (iv) and (v) above; and

                    (2) in the case of the matters referred to in clauses (iv) and (v) above, at least 20 days' prior written notice of the date when the same shall take place (specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

      Each such written notice shall be given by certified mail, postage prepaid, addressed to the holders of Series C Preferred Shares at the address for each such holder as shown on the books of the Company.

      (g) RESERVATION OF COMMON STOCK. The Company shall, at all times when the Series C Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series C Preferred Shares, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Shares. Before taking any action which would cause an adjustment reducing the Conversion Price below the then nominal value of the shares of Common Stock issuable upon conversion of the Series C Preferred Shares, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non assessable shares of such Common Stock at such adjusted Conversion Price.

      (h) CANCELLATION OF SERIES C PREFERRED SHARES. All shares of Series C Preferred Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon. Any shares of Series C Preferred Shares so converted shall be retired and cancelled, and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the authorized Series C Preferred
Shares accordingly.

      (i) RESTRICTIONS ON THE COMMON STOCK. The Common Stock issuable upon conversion of Series C Preferred Shares may not be sold or transferred unless
(a) they first shall have been registered under the Securities Act or applicable state securities laws, (ii) the Company shall have been furnished with an appropriate opinion of legal counsel to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act or (iii) they are sold pursuant to Rule 144 under the Act. Except as otherwise provided in the Securities Purchase Agreement, each certificate for Common Stock issuable upon conversion of Series C Preferred Shares that have not been so registered and that have not been sold pursuant to an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. ANY SUCH SALE, ASSIGNMENT OR TRANSFER MUST ALSO COMPLY WITH APPLICABLE STATE SECURITIES LAWS.

Upon the request of a holder of a certificate representing any Common Stock issuable upon conversion of this Series C Preferred Shares, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if (a) with such request, the Company shall have received either (A) an appropriate opinion of counsel to the effect that any such legend may be removed from such certificate, or (B) satisfactory representations from the holder that the holder is eligible to sell such security pursuant to Rule 144 or (ii) a registration statement under the Securities Act covering such securities is in effect. Nothing in this Certificate of Designation shall (i) limit the Company's obligation under the Share Purchase Agreement, or (ii) affect in any way the holder's obligations to comply with applicable securities laws upon the resale of the securities referred to herein.

SECTION 5.  VOTING RIGHTS OF SERIES C PREFERRED SHARES.

      (a) GENERAL. Except as expressly set forth in this Section 5 and except as otherwise required by law, each share of Series C Preferred Shares issued and outstanding shall have the right to vote on all matters the number of votes equal at any time to the number of shares of Common Stock into which the Series C Preferred Shares would be convertible at the then applicable Conversion Price, and the holders of the Series C Preferred Shares shall vote with the Common Stock as a single class.

      (b) ELECTION OF DIRECTORS. At the moment of executing this Agreement, the authorized number of directors on the Board of Directors of the Company is be nine (9). The holders of the Series C Preferred Shares, voting as a separate class, shall be entitled to elect one (1) director and the holders of Common Stock, voting as a separate class, shall be entitled to elect eight
(8) directors. Vacancies in the director positions elected by any class may be filled only by the holders of capital stock of the class originally electing the director whose position is vacant. The Company shall propose an amendment to its Articles of Association at its next duly convened shareholders meeting subsequent to the Annual General and Extraordinary Shareholders Meeting to be held on May 28, 1988, in order to reflect the right of holders of the Series C Preferred Shares to nominate a list of candidates for one director's seat as long as those holders hold all or part of the Series C Preferred Shares or at least 25% of the shares of Common Stock resulting from the conversion of the Series C Preferred Shares.

      (c) MATTERS AFFECTING SERIES C PREFERRED SHARES. So long as any Series C Preferred Shares shall be outstanding, the Company shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series C Preferred Shares, take any of the following actions:

           (i) amend or repeal any provision of, or add any provision to, the Company's Articles of Association if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such Series C Preferred Shares; or

           (ii) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series C Preferred Shares; or

           (iii) reclassify any Junior Shares into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series C Preferred Shares.

      (d) SPECIAL VOTE FOR LIQUIDATIONS. The Company may not liquidate, dissolve or wind up if the assets of the Company then available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Shares the full amount to which they shall be entitled upon such liquidation, dissolution or winding up under section 3(a), without the prior written approval of the holders of a majority of the then outstanding shares of Series C Preferred Shares. In the event such approval has been obtained, and the amount distributed to holders of Series C Preferred Shares shall be less than the full amount provided under section 3(a), the holders of Series C Preferred Shares shall share ratably in any distribution of assets according to the respective amounts which would be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

The Company shall duly convene its Board of Directors who shall vote in favor of all provisions set out here above.

IN WITNESS WHEREOF, THIS CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS IS EXECUTED ON BEHALF OF THE COMPANY THIS 4TH DAY OF JUNE, 1998.

ACCENT SOFTWARE INTERNATIONAL LTD.

By:
    ------------------------------
   Name:  Todd Oseth
   Title: President/Chief Executive Officer









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